EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Braintech, Inc.
We consent to the incorporation by reference in the registration statements (No. 333-126190, 333-64872, 333-92253, 333-149538 and 333-149536) on Form S-8 and the registration statement (No. 333-142277) on Form S-B2 of Braintech, Inc. of our report dated March 6, 2009, with respect to the consolidated balance sheets of Braintech, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ deficiency and cash flows for the years then ended. Our report dated March 26, 2009, contains an explanatory paragraph that states that the Company has incurred recurring losses from operations which raise substantial doubt about its ability to continue as a going-concern.
/s/ SmytheRatcliffe
Chartered Accountants
Vancouver, Canada
March 26, 2009